Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company Elizabeth M. Cook Director of Investor Relations (804) 780-3000

JAMES RIVER COAL COMPANY REPORTS SECOND QUARTER 2007 OPERATING RESULTS

RICHMOND, VA., August 8, 2007 - James River Coal Company (NASDAQ:JRCC), a producer of steam and industrial-grade coal, today announced that it had a net loss of $18.6 million or $1.17 per fully diluted share for the second quarter of 2007 and a net loss of $25.9 million or $1.62 per fully diluted share for the six months ended June 30, 2007. This is compared to a net loss of $3.4 million or $0.21 per fully diluted share for the second quarter of 2006 and a net loss of $2.0 million or $0.12 per fully diluted share for the six months ended June 30, 2006.

Peter T. Socha, Chairman and Chief Executive Officer of James River Coal Company commented, “This was a challenging quarter for our company. As previously disclosed, we adjusted production down in April in response to soft market conditions and higher than normal coal inventories. By the end of April, our inventories had returned to normal. The quarter was impacted by the implementation of new safety regulations by state and federal governmental agencies. We had an unusually high number of production shifts impacted by the implementation of new safety regulations during the quarter. Thus far in the third quarter, we have returned to historic levels of production shifts impacted by these issues.”

FINANCIAL RESULTS

The following tables show selected operating results for the quarter ended June 30, 2007 compared to the quarter ended June 30, 2006 (in 000’s except per ton amounts).

Total Results	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	Total	Total	Total	Total

Company and Contractor production (tons)	2,737	2,868	5,698	5,917
Coal purchased from other sources (tons)	245	285	476	728
Total coal available to ship (tons)	2,982	3,153	6,173	6,645

Coal Shipments (tons)	3,066	3,226	6,096	6,627
Revenues
Coal Sales	$130,428	139,151	260,502	283,918
Synfuel Handling	1,508	1,025	3,869	2,934
Cost of Coal Sold	122,456	121,131	236,044	240,377
Depreciation, Depletion, & Amortization	17,930	18,484	37,263	35,904
Gross Profit (Loss)	(8,450)	561	(8,936)	10,571
Selling, General & Administrative	7,688	7,520	15,163	13,764

EBITDA (1)	$1,865	11,742	11,030	33,148

(1)	EBITDA is a non-GAAP measure that is defined and reconciled to net loss, the most directly comparable GAAP measure, in the accompanying financial tables.

Segment Results	Three Months Ended June 30,
	2007		2006
	CAPP	Midwest	CAPP	Midwest

Coal Shipments (tons)	2,270	796	2,446	780
Tons Produced	2,203	779	2,357	796

Coal Sales Revenue	$107,554	22,874	117,724	21,427
Average Sales Price per ton	47.38	28.74	48.13	27.47

Cost of Coal Sold	103,465	18,991	102,197	18,934
Cost of Coal Sold per ton	$45.58	23.86	41.80	24.24

	Six Months Ended June 30,
	2007		2006
	CAPP	Midwest	CAPP	Midwest

Coal Shipments (tons)	4,551	1,545	4,929	1,698
Tons Produced	4,611	1,562	4,953	1,692

Coal Sales Revenue	$216,036	44,466	237,295	46,623
Average Sales Price per ton	47.47	28.78	48.14	27.46

Cost of Coal Sold	199,822	36,222	202,092	38,285
Cost of Coal Sold per ton	$43.91	23.44	41.00	22.55

Cost Bridge	Q-1 2007 vs. Q-2 2007

	CAPP	Midwest

Beginning Cash Cost	$42.24	23.01
Medical Claims	0.32	0.25
Productivity losses due to regulatory
and geological conditions	2.66	-
Other	0.36	0.60
Ending Cash Costs	$45.58	23.86

Mr. Socha continued, “As previously discussed, productivity continues to be the single key driver of production and costs in Central Appalachia. Our productivity was impacted this quarter by the implementation of new safety regulations. This resulted in lost production of approximately 150,000 tons during the quarter and added approximately $2.00 per ton to our cash costs for the quarter. We have adjusted to the regulatory changes and operations are returning to normal.”

GUIDANCE

The Company has previously issued forecasts of certain operating measures for 2007. These forecasts are revised as indicated below. They represent a range of possible outcomes and are provided to assist investors with the development of annual earnings estimates. While the Company believes that these forecasts represent the best current estimate of management as to future events, actual events will differ from these forecasts and such differences could be material. These forecasts are subject to the risks identified under Forward-Looking Statements below.

	2007
	Old	YTD	Remaining
CAPP Operations
(in millions, except per ton amounts)

Guidance Production
Company Production	9.0	4.5	4.0
Purchase Coal	0.5	0.5	0.0
Total	9.5	5.0	4.0

Guidance Mining Cost	$41.00 - 43.00	43.91	42.00 - 44.00

Midwest Operations
(in millions, except per ton amounts)

Guidance Production	3.4 - 3.5	1.7	1.7

Guidance Mining Cost	$23.00 - 24.00	23.44	23.00 - 24.00

Total JRCC Operations
(in millions, except per ton amounts)

Depreciation, depletion and amortization	$65 - 70	37	28 - 33
Capital expenditures	50 - 55	25	25

Mr. Socha added, “Our production guidance in CAPP has been reduced to reflect actual results through June 30 and expected results through December 31. As detailed in our press release issued today, we are making many changes to our mine portfolio between now and early 2008. We believe that these changes will increase CAPP production and lower costs in 2008 and 2009. Our guidance production in the Midwest has been reduced to reflect the current mine portfolio and a reduction in production days during a soft market.”

SALES COMMITMENTS

As of June 30, 2007, we had the following contractual commitments (including long term and short term contracts) to ship coal at a fixed and known price:

	2007		2008		2009
	Average Price Per Ton	Tons	Average Price Per Ton	Tons	Average Price Per Ton	Tons
CAPP	$47.37	3,790	$49.27	2,446	$51.22	1,000

Midwest (a)	$27.23	1,450	$27.45	2,500	$27.56	1,995

(a)
Certain contracts in the Midwest include a customer option to increase or decrease the stated tons in the contract. We have included option tons that we believe will be exercised based on current market prices. The prices for the Midwest in years 2007 to 2009 are minimum base price amounts that will be adjusted for fuel escalators.

Mr. Socha continued, “Our contract position remains open and reflects our view of the current market. We believe that the market fundamentals of supply and demand have improved during the past year. According to EIA, demand for coal is up and the supply of coal coming from Central Appalachia is down. Coal exports are up and imports are down. We believe that the market has continued to be artificially depressed by high inventories at the utilities, but that factor is also improving. According to EIA, the year-over-year change in the inventories has improved considerably from 39 million tons on December 31, 2006 to 23 million tons on May 31, 2007. With that as a backdrop, we will continue to work with our customer base to provide them with the coal that they will need in the future while also ensuring adequate returns for the substantial investments that we have made in our coal mines.”

OTHER DEVELOPMENTS

The Company was not in compliance with the minimum EBITDA requirement and the leverage ratios required by the Senior Secured Credit Facility as of June 30, 2007. The Company has entered into amendments to the Credit Facility which contain waivers of these covenant requirements for the quarter ending June 30, 2007. The amended Credit Facility modifies the Minimum Consolidated EBITDA, Leverage Ratio and Capital Expenditures covenants and adds a Minimum Liquidity threshold for the quarter ending September 30, 2007 and beyond. The amendments to the Credit Facility are described in and attached as exhibits to a Current Report on Form 8-K filed by the Company with the SEC today.

Mr. Socha continued, “With all the unrest in the current debt markets, we are particularly grateful for the cooperative approach of our lenders to adjust our covenants to reflect the changes in our mine portfolio.”

CONFERENCE CALL, WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss the second quarter results on August 8, 2007 at 11:00 a.m. Eastern Daylight Time. The conference call can be accessed by dialing 888-802-2268, or through the James River Coal Company website at http://www.jamesrivercoal.com. International callers, please dial 913-312-1271. A replay of the conference call will be available on the Company’s website and also by telephone, at 888-203-1112 for domestic callers. International callers, please dial 719-457-0820: pass code 8976491.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers. The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.

FORWARD-LOOKING STATEMENTS: Certain statements in this press release, and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: changes in the demand for coal by electric utility customers; the loss of one or more of our largest customers; inability to secure new coal supply agreements or to extend existing coal supply agreements at market prices; failure to exploit additional coal reserves, including reserves contiguous to those currently held by our Midwest operations; increased capital expenditures; encountering difficult mining conditions; increased costs of complying with mine health and safety regulations; bottlenecks or other difficulties in transporting coal to our customers; delays in the development of new mining projects; increased costs of raw materials; lack of availability of financing sources; the effects of litigation, regulation and competition; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands)

	June 30, 2007	December 31, 2006
Assets	(Unaudited)

Current assets:
Cash	$387	1,807
Receivables:
Trade	45,698	47,383
Other	1,378	853
Total receivables	47,076	48,236
Inventories:
Coal	8,279	5,512
Materials and supplies	7,942	7,448
Total inventories	16,221	12,960
Prepaid royalties	3,938	3,851
Other current assets	2,745	4,288
Total current assets	70,367	71,142
Property, plant, and equipment, at cost:
Land	5,726	5,719
Mineral rights	190,816	190,346
Buildings, machinery and equipment	286,025	264,551
Mine development costs	24,678	21,727
Construction-in-progress	189	189
Total property, plant, and equipment	507,434	482,532
Less accumulated depreciation, depletion, and amortization	179,765	144,752
Property, plant and equipment, net	327,669	337,780
Goodwill	26,492	26,492
Other assets	19,865	15,840
Total assets	$444,393	451,254

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
(in thousands, except share amounts)

	June 30, 2007	December 31, 2006
Liabilities and Shareholders' Equity	(Unaudited)

Current liabilities:
Current portion of long-term debt	$1,600	-
Accounts payable	41,522	42,065
Accrued salaries, wages, and employee benefits	6,088	4,733
Workers' compensation benefits	9,300	9,300
Black lung benefits	2,630	2,630
Accrued taxes	4,729	6,028
Other current liabilities	9,105	8,975
Total current liabilities	74,974	73,731
Long-term debt, less current maturities	191,000	167,493
Other liabilities:
Noncurrent portion of workers' compensation benefits	46,261	44,134
Noncurrent portion of black lung benefits	24,933	24,136
Pension obligations	11,075	13,011
Asset retirement obligations	29,481	27,394
Deferred income taxes	3,156	13,160
Other	2,033	1,798
Total liabilities	382,913	364,857
Commitments and contingencies
Shareholders' equity
Preferred Stock, $1.00 par value. Authorized 10,000,000 shares	-	-
Common stock, $.01 par value. Authorized 100,000,000 shares;
issued and outstanding 16,612,819 and 16,669,376, respectively	166	167
Paid-in-capital	125,201	124,191
Accumulated deficit	(63,572)	(37,704)
Accumulated other comprehensive loss	(315)	(257)
Total shareholders' equity	61,480	86,397
Total liabilities and shareholders' equity	$444,393	451,254

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months	Three Months
	Ended	Ended
	June 30, 2007	June 30, 2006

Revenues	$131,936	140,176
Cost of sales:
Cost of coal sold	122,456	121,131
Depreciation, depletion and amortization	17,930	18,484
Total cost of sales	140,386	139,615
Gross profit (loss)	(8,450)	561
Selling, general and administrative expenses	7,688	7,520
Total operating loss	(16,138)	(6,959)
Interest expense	5,164	4,007
Interest income	(202)	(97)
Miscellaneous income, net	(73)	(217)
Total other expense, net	4,889	3,693
Loss before income taxes	(21,027)	(10,652)
Income tax benefit	(2,414)	(7,288)
Net loss	$(18,613)	(3,364)
Loss per common share
Basic loss per common share	$(1.17)	(0.21)
Shares used to calculate basic loss per share	15,974	15,819
Diluted loss per common share	$(1.17)	(0.21)
Shares used to calculate diluted loss per share	15,974	15,819

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Six Months	Six Months
	Ended	Ended
	June 30, 2007	June 30, 2006

Revenues	$264,371	286,852
Cost of sales:
Cost of coal sold	236,044	240,377
Depreciation, depletion and amortization	37,263	35,904
Total cost of sales	273,307	276,281
Gross profit (loss)	(8,936)	10,571
Selling, general and administrative expenses	15,163	13,764
Total operating loss	(24,099)	(3,193)
Interest expense	9,660	7,896
Interest income	(322)	(102)
Charges associated with repayment of debt	2,421	-
Miscellaneous income, net	(287)	(437)
Total other expense, net	11,472	7,357
Loss before income taxes	(35,571)	(10,550)
Income tax benefit	(9,703)	(8,587)
Net loss	$(25,868)	(1,963)
Loss per common share
Basic loss per common share	$(1.62)	(0.12)
Shares used to calculate basic loss per share	15,964	15,793
Diluted loss per common share	$(1.62)	(0.12)
Shares used to calculate diluted loss per share	15,964	15,793

JAMES RIVER COAL COMPANY
AND SUBSIDIARIES

Reconciliation of EBITDA
(in thousands)
(unaudited)

EBITDA is a measure used by management to measure operating performance. We define EBITDA as net income plus interest expense (net), income tax expense (benefit) and depreciation, depletion and amortization (EBITDA), to better measure our operating performance. We regularly use EBITDA to evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates. In addition, we use EBITDA in evaluating acquisition targets.

EBITDA is not a recognized term under GAAP and is not an alternative to net income, operating income or any other performance measures derived in accordance with GAAP or an alternative to cash flow from operating activities as a measure of operating liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, interest payments and other contractual obligations. The amounts presented for EBITDA differ from the amounts calculated under the definition of EBITDA used in our debt covenants. The definition of EBITDA used in our debt covenants is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006

Net loss	$(18,613)	(3,364)	(25,868)	(1,963)
Income tax benefit	(2,414)	(7,288)	(9,703)	(8,587)
Interest expense	5,164	4,007	9,660	7,896
Interest income	(202)	(97)	(322)	(102)
Depreciation, depletion,
and amortization	17,930	18,484	37,263	35,904
EBITDA	$1,865	11,742	11,030	33,148